Exhibit A

January 1, 2016

As Amended: June 24, 2019

The following Funds are covered under this agreement:

Rational Dividend Capture Fund
Rational Tactical Return Fund
Rational Dynamic Brands Fund
Rational Strategic Allocation Fund
Rational Trend Aggregation VA Fund
Rational Insider Buying VA Fund
Rational Iron Horse Fund
Rational/Resolve Adaptive Asset Allocation Fund
Rational Select Asset Fund
Rational/NuWave Enhanced Market Opportunity Fund
Trend Aggregation Dividend and Income Fund
Trend Aggregation Growth Fund
Context Insurance Linked Income Fund
Rational Special Situations Income Fund
Rational/Pier 88 Convertible Securities Fund

Mutual Fund and Variable Insurance Trust

By: /s/Stephen Lachenauer___________________

Print Name: Stephen Lachenauer

Title: Trustee

MFund Services LLC

By: _/s/ Jerry Szilagyi ______________________

Print Name: Jerry Szilagyi

Title: CEO